Exhibit 99.1

NovaDel Pharma Announces the Completion of Its Executive Team

Flemington, NJ — February 26, 2007 — NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations of a broad range of marketed treatments, today announced the appointment of Deni M. Zodda, Ph.D., to the position of Senior Vice President and Chief Business Officer. In addition, NovaDel announced the promotion of Frank Blondino, Ph.D., to the position of Executive Director, Formulation and Process Development.

Prior to joining NovaDel, Dr. Zodda was Senior Vice President, Business Development at Discovery Laboratories, Inc. While at Discovery, Dr. Zodda led the development and implementation of corporate strategy. He also created a number of corporate partnerships that significantly enhanced the company’s product pipeline and commercialization activities.

Prior to Discovery, Dr. Zodda was Managing Director of the Life Sciences Practice at KPMG where he directed strategic planning, alliance management and M&A activities for several successful biotechnology and pharmaceutical companies. During the course of his career, Dr. Zodda also held senior management positions in business development, marketing and commercial operations at Cephalon, Wyeth, Baxter and SmithKline. Dr. Zodda holds a Ph.D. from the University of Notre Dame and an MBA from the University of Santa Clara.

“Deni Zodda brings significant business development experience to NovaDel, which is very important for the execution of our long-term plan. He will focus his efforts on establishing strategic alliances and partnerships for the development, commercialization and expansion of our exciting oral spray drug pipeline. We are very excited to have Deni join our team and look forward to his contributions in advancing our strategy for growth. With this appointment, we have now completed the formation of our leadership team, including Mike Spicer as CFO and Corporate Secretary and the appointment of David Bergstrom, Ph.D., as COO in December of last year,” commented Jan Egberts, M.D., President and CEO of NovaDel.

Dr. Frank Blondino, whose promotion was announced today, has extensive experience in the biopharmaceutical industry. As Director of Formulations at NovaDel since September 2004, Dr. Blondino has been responsible for directing pharmaceutical formulation, process development and clinical trial material supply activities. Prior to joining NovaDel, Dr. Blondino was an Associate Professor of Pharmaceutics at Virginia Commonwealth University.

“The positive results in the clinic of zolpidem and sumatriptan and the progression towards the clinical stage of our neurological compounds, tizanidine and ropinirole, were the result of excellent scientific efforts under the leadership of Frank Blondino and we recognize that these efforts have led us to a pivotal point in our evolution,” said Dr. David Bergstrom, COO of NovaDel.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations of a broad range of marketed treatments. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

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Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contacts:

Mike Spicer	Kari Watson
908/782 – 3431, ext. 2550	508/647 – 0209
NovaDel Pharma Inc.	MacDougall Biomedical Communications
mspicer@novadel.com	kwatson@macbiocom.com